January 2008 Preliminary Terms No. 465 Registration Statement No. 333-131266 Dated December 20, 2007 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered PLUS based on the Philadelphia Stock Exchange Housing SectorSM Index due January 20, 2010
Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance by the asset.  Once the asset has decreased below a specified buffer level, the investor is exposed to the negative price performance, subject to a minimum payment at maturity.   At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset.  At maturity, if the asset has depreciated, (i) if the closing value of the asset has not declined below the specified buffer level, the Buffered PLUS will redeem for par or (ii) if the closing value of the asset is below the buffer level, the investor will lose 1% for every 1% decline below the specified buffer level, subject to a minimum payment at maturity.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	January 20, 2010
Underlying index:	Philadelphia Stock Exchange Housing SectorSM Index (the “PHLX Housing Sector Index”)
Aggregate principal amount:	$
Payment at maturity:
•  If the final index value is greater than the initial index value:
$10 + ($10 x upside leverage factor x index percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
•  If the final index value is less than or equal to the initial index value but greater than or equal to the downside protection value of 90% of the index value:
$10
•  If the final index value is less than the downside protection value of 90% of the initial index value:
($10 x the index performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Upside leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, the closing value of the PHLX Housing Sector Index as published on the Bloomberg page “HGX” on the pricing date.
Final index value:	The closing value of the PHLX Housing Sector Index on the valuation date.
Valuation date:	January 15, 2010, subject to adjustment for certain market disruption events.
Downside protection value:	, which is 90% of the initial index value.
Minimum payment at maturity:	$1.00 per Buffered PLUS
Index performance factor:	(final index value / initial index value)
Maximum payment at maturity:	$13.30 to $13.70 (133% to 137% of the stated principal amount) per Buffered PLUS
Interest:	None
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	January , 2008
Original issue date:	January , 2008 (5 business days after the pricing date)
CUSIP:	61747W331
Listing:
Application will be made to list the Buffered PLUS on the American Stock Exchange LLC under the ticker symbol “HKT,” subject to meeting the listing requirements.  We do not expect to announce whether the Buffered PLUS will meet such requirements prior to the pricing of the Buffered PLUS.  If accepted for listing, the Buffered PLUS will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	$10	$0.20	$9.80
Total	$	$	$
(1)      The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per Buffered PLUS.  Please see “Syndicate Information” on page 6 for further details.
(2)      For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS Based on the Value of the Philadelphia Stock Exchange Housing Sector Index due January 20, 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside SecuritiesSM

The Buffered PLUS Based on the PHLX Housing Sector Index (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the PHLX Housing Sector Index that enhances returns for the positive performance of the PHLX Housing Sector Index

▪	To enhance returns and potentially outperform the PHLX Housing Sector Index in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the PHLX Housing Sector Index as a direct investment, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the PHLX Housing Sector Index and protect a specified portion of the invested principal against negative performance

Maturity:	2 years

Upside leverage factor:	300%

Downside protection value:	90% of initial index value

Principal protection:	10% ($1.00) of the stated principal amount is protected

Coupon:	None

PHLX Housing Sector Index Overview

The PHLX Housing Index was developed by the Philadelphia Stock Exchange, Inc. (the “PHLX”) and is calculated, maintained and published by PHLX.  The PHLX Housing Index is a modified capitalization weighted index composed of twenty companies whose primary lines of business are directly associated with the United States housing construction market (the “PHLX Housing Index Stocks”).  The PHLX Housing Index composition encompasses residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers.  The PHLX Housing Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—PHLX Housing SectorSM Index” in Annex A of the accompanying prospectus supplement for PLUS.

Information as of market close on December 19, 2007

Bloomberg Ticker:	HGX

Current Index Level:	141.03

52 Weeks Ago:	233.17

52 Week High (on February 2, 2007):	255.05

52 Week Low (on November 26, 2007):	127.33

January 2008	Page 2

Buffered PLUS Based on the Value of the Philadelphia Stock Exchange Housing Sector Index due January 20, 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Buffered PLUS offer 300% leveraged upside on the positive performance of the PHLX Housing Sector Index  and provide a buffer against a decline of 10% in the PHLX Housing Sector Index, ensuring a minimum return of $1.00 at maturity.

Leverage Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the PHLX Housing Sector Index.

Payment Scenario 1
The PHLX Housing Sector Index increases in value and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 300% of the index percent increase, subject to the maximum payment amount of $13.30 to $13.70.

Payment Scenario 2	The PHLX Housing Sector Index declines in value by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.

Payment Scenario 3
The PHLX Housing Sector Index declines in value by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease below the downside protection value.  (For example, if the PHLX Housing Sector Index decreases by 30%, the Buffered PLUS will redeem for $8, or 80% of the stated principal amount.)  The minimum payment at maturity is $1.00.

Summary of Selected Key Risks (see page 9)

▪	90% of the stated principal amount is at risk.

▪	No interest payments.

▪
Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the PHLX Housing Sector Index and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	Adjustments to the PHLX Housing Sector Index by the index publisher could adversely affect the value of the securities.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	There are risks associated with investments in securities with concentration in a single industry.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

▪	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA-.

January 2008	Page 3

Buffered PLUS Based on the Value of the Philadelphia Stock Exchange Housing Sector Index due January 20, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, only guarantee a 10% return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the Philadelphia Stock Exchange Housing SectorSM Index on the valuation date.  Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2008	January , 2008 (5 business days after the pricing date)	January 20, 2010, subject to postponement due to market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying index:	Philadelphia Stock Exchange Housing SectorSM Index (the “PHLX Housing Sector Index”)
Underlying index publisher:	Philadelphia Stock Exchange, Inc.
Aggregate principal amount:	$
Issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 6)
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
•  If the final index value is greater than the initial index value:
$10 + ($10 x upside leverage factor x index percent increase)
•  If the final index value is less than or equal to the initial index value but greater than or equal to the downside protection value of 90% of the index value:
$10
•  If the final index value is less than the downside protection value of 90% of the initial index value:
($10 x the index performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Upside leverage factor:	300%
Downside protection value:	, which is 90% of the initial index value
Minimum payment at maturity:	$1.00 per Buffered PLUS
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, the closing value of the PHLX Housing Sector Index as posted on the Bloomberg page “HGX” on the pricing date.
Final index value:	The closing value of the PHLX Housing Sector Index on the valuation date.
Valuation date:	January 15, 2010, subject to adjustment for certain market disruption events.
Index performance factor:	(final index value / initial index value)
Maximum payment at maturity:	$13.30 to $13.70 (133% to 137% of the stated principal amount)
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

January 2008	Page 4

Buffered PLUS Based on the Value of the Philadelphia Stock Exchange Housing Sector Index due January 20, 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:
Application will be made to list the Buffered PLUS on the American Stock Exchange LLC under the ticker symbol “HKT,” subject to meeting the listing requirements.  We do not expect to announce whether the Buffered PLUS will meet such requirements prior to the pricing of the Buffered PLUS.  If accepted for listing, the Buffered PLUS will begin trading the day after the pricing date.

CUSIP:	61747W331
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this characterization of the Buffered PLUS is respected and subject to the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

•      A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
•      Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the  Buffered PLUS for more than one year.

On December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments (such as the Buffered PLUS).  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly on a retroactive basis.  Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the Buffered PLUS as well as the notice described above and its potential implications for an investment in the Buffered PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

January 2008	Page 5

Buffered PLUS Based on the Value of the Philadelphia Stock Exchange Housing Sector Index due January 20, 2010
Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the index business day immediately following the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the PHLX Housing Sector Index.  Such purchase activity could increase the value of the PHLX Housing Sector Index, and therefore the value at which the PHLX Housing Sector Index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

ERISA:	See “ERISA” in the accompanying prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the Buffered PLUS	Selling concession	Principal amount of Buffered PLUS for any single investor
$10.00	$0.20	<$999K
$9.9625	$0.1625	$1MM-$2.99MM
$9.94375	$0.14375	$3MM-$4.99MM
$9.9250	$0.1250	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2008	Page 6

Buffered PLUS Based on the Value of the Philadelphia Stock Exchange Housing Sector Index due January 20, 2010
Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10

Upside leverage factor:	300%

Downside protection value:	90% of initial index value

Hypothetical maximum payment at maturity:	$13.50 (135% of the stated principal amount)

Minimum payment at maturity:	$1.00

How it works

▪
If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus the upside leverage factor of 300% of the appreciation of the PHLX Housing Sector Index over the term of the Buffered PLUS, subject to the hypothetical maximum payment at maturity of $13.50.

▪	If the final index value is less than or equal to the initial index value but greater than or equal to the downside protection value, investors will receive $10.

▪
If the final index value is less than the downside protection value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease below the downside protection value.  The minimum payment at maturity is $1.00.

▪	For example, if the PHLX Housing Sector Index depreciates 30%, investors would lose 20% of their principal and receive only $8 at maturity, or 80% of the stated principal amount.

January 2008	Page 7

Buffered PLUS Based on the Value of the Philadelphia Stock Exchange Housing Sector Index due January 20, 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the PHLX Housing Sector Index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10    +    Leveraged Upside Payment:

subject to the maximum payment at maturity for each PLUS,

If the final index value is less than or equal to the initial index value, but greater than or equal to the downside protection value of 90% of the initial index value:

the stated principal amount of $10

If the final index value is less than the downside protection value of 90%:

$10    ✗    Index Performance Factor + $1.00

Because the index performance factor will be less than 0.90, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

January 2008	Page 8

Buffered PLUS Based on the Value of the Philadelphia Stock Exchange Housing Sector Index due January 20, 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

▪
Buffered PLUS do not pay interest or guarantee a return of 100% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS.  If the final index value is less than 90% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the PHLX Housing Sector Index, plus $1.00 per Buffered PLUS.

▪
Appreciation potential is limited. The appreciation potential of Buffered PLUS is limited by the maximum payment at maturity of $13.30 to $13.70, or 133% to 137% of the stated principal amount.  Although the upside leverage factor of 300% provides enhanced exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 133% to 137% of the stated principal amount for the Buffered PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final value of the underlying basket at maturity exceeds approximately 111% to 112.333% of the initial index value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the PHLX Housing Sector Index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
Not equivalent to investing in the PHLX Housing Sector Index.  Investing in the Buffered PLUS is not equivalent to investing in the PHLX Housing Sector Index or its component stocks.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the PHLX Housing Sector Index.

▪
Adjustments to the PHLX Housing Sector Index could adversely affect the value of the Buffered PLUS. PHLX can add, delete or substitute the stocks underlying the PHLX Housing Sector Index, and can make other methodological changes that could change the value of the PHLX Housing Sector Index; or may discontinue or suspend calculation or publication of the PHLX Housing Sector Index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the Buffered PLUS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
There are risks associated with investments in securities with concentration in a single industry.  The stocks included in the PHLX Housing Sector Index are stocks of companies in the housing sector.  The PHLX Housing Sector Index may be subject to increased price volatility as it tracks a single industry and may be more susceptible to adverse economic market, political or regulatory occurrences affecting that industry.

January 2008	Page 9

Buffered PLUS Based on the Value of the Philadelphia Stock Exchange Housing Sector Index due January 20, 2010
Performance Leveraged Upside SecuritiesSM

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying prospectus supplement for PLUS.  On December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments (such as the Buffered PLUS).  The notice focuses in particular on whether to require holders of such instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which they are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly on a retroactive basis.  Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should consult their tax advisers regarding the U.S. federal income tax consequences of investing in the Buffered PLUS as well as the notice and its potential implications for an investment in the Buffered PLUS.

Other Risk Factors

▪
Secondary trading may be limited.  There may be little or no secondary market for the Buffered PLUS.  Application will be made to list the Buffered PLUS on the American Stock Exchange LLC under the symbol “HKT”.  For a security to be listed on the American Stock Exchange LLC, the requirements include, among other things, that there be 1 million units and 400 holders of such security.  However, it is not possible to predict whether the Buffered PLUS will meet the requirements for listing or trade in the secondary market or if such market will be liquid or illiquid, and we do not expect to announce whether or not the Buffered PLUS will meet those requirements prior to the pricing of the Buffered PLUS.  Because it is not possible to predict whether the market for the Buffered PLUS will be liquid or illiquid, you should be willing to hold your Buffered PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the Buffered PLUS or trade in the component stocks of the PHLX Housing Sector Index or other instruments related to the PHLX Housing Sector Index on a regular basis.  Any of these hedging or trading activities on or prior to the index business day immediately following the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the PHLX Housing Sector Index must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the value of the PHLX Housing Sector Index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

January 2008	Page 10

Buffered PLUS Based on the Value of the Philadelphia Stock Exchange Housing Sector Index due January 20, 2010
Performance Leveraged Upside SecuritiesSM

Information about the PHLX Housing Sector Index

The PHLX Housing Sector Index.  The PHLX Housing SectorSM Index, which is calculated, maintained and published by the Philadelphia Stock Exchange, Inc., is a modified capitalization weighted index composed of twenty companies whose primary lines of business are directly associated with the United States housing construction market.  The PHLX Housing SectorSM Index encompasses residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers.  The Philadelphia Stock Exchange, Inc. split the level of the PHLX Housing SectorSM Index in half on February 1, 2006.  For additional information about the PHLX Housing SectorSM Index, see the information set forth in Annex A to the accompanying prospectus supplement for PLUS under “—PHLX Housing SectorSM Index”.

License Agreement between Philadelphia Stock Exchange, Inc. and Morgan Stanley.  “PHLX Housing SectorSM” and “HGXSM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Morgan Stanley & Co. Incorporated and its affiliates. See “Underlying Indices and Underlying Index Publishers Information—PHLX Housing SectorSM Index—License Agreement between PHLX and MS & Co.” in Annex A of the accompanying prospectus supplement for PLUS.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the PHLX Housing Sector Index for each quarter in the period from July 17, 2002, the day the PHLX Housing Sector Index began trading, through December 19, 2007.  The closing value of the PHLX Housing Sector on December 19. 2007 was 141.03.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the PHLX Housing Sector Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the PHLX Housing Sector Index on the valuation date.  The payment of dividends on the stocks that constitute the PHLX Housing Sector Index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

PHLX Housing Sector Index	High	Low	Period End
2002
Third Quarter (commencing July 17, 2002)	140.82	105.39	105.74
Fourth Quarter	116.72	92.92	112.39
2003
First Quarter	117.83	100.28	107.47
Second Quarter	149.35	109.12	140.42
Third Quarter	156.24	138.01	152.73
Fourth Quarter	185.63	159.20	183.18
2004
First Quarter	202.93	174.65	200.32
Second Quarter	201.26	172.29	190.65
Third Quarter	203.99	178.12	203.99
Fourth Quarter	234.66	185.99	234.66
2005
First Quarter	259.10	223.55	239.27
Second Quarter	272.02	226.38	266.04
Third Quarter	293.03	256.31	269.20
Fourth Quarter	270.77	232.87	259.04
2006
First Quarter	280.33	249.27	266.08
Second Quarter	275.09	202.65	215.60
Third Quarter	215.54	190.01	208.57
Fourth Quarter	238.96	206.72	235.50
2007
First Quarter	255.05	218.13	218.13
Second Quarter	238.63	210.29	210.29
Third Quarter	215.58	156.09	158.24
Fourth Quarter (through December 19, 2007)	171.63	127.33	141.03

January 2008	Page 11